Exhibit 10.40
Essential Terms of Agreement
Veridien Corporation (“VRDE”)
and
Reserve Investments Corporation (or its assigns) (“RI”)
and
Sheldon C. Fenton (“SCF”)
Effective April 1, 2007:
iv.	RI will provide consulting services to VRDE and will provide SCF as the executive to fulfill said obligations.
v.	SCF will continue with title and responsibilities of President and Chief Executive Officer of VRDE and will continue as a Director of VRDE.
3.	RI shall have an initial three-year agreement with VRDE (the “Initial Term”), with automatic one-year renewals unless terminated by either party, six months prior to the end of the Initial Term and each successive one-year term, incorporating the terms herein, and setting out the following compensation structure:
(v)	Base compensation of US $175,000 per year

(vi)	Annual Bonus of 3% of revenues of VRDE over $ 5.833 million

(vii)	Annual Bonus shall be capped at the lesser of (a) 10% of EBITA (where EBITA calculation takes into account the Base compensation and Annual Bonus payments), and (b) US $825,000

(viii)	Cash payment of Base compensation and Annual Bonus will be contingent on VRDE having sufficient working capital and cash available to make said payments; if cash payment is not available then Base compensation and Annual Bonus shall be accrued and may be at the option of RI (a) taken in cash when cash/working capital is available in VRDE; or (b) taken in stock at market price; or (c) applied as payment towards exercise price of options.
4.	SCF shall be awarded, for the Initial Term, 2.5 million common share options per year
•	All expire April 1, 2012

•	Exercise price year 1 options = $0.06

•	Exercise price year 2 & 3 options = $0.10

•	Year 1 options vest April 1, 2007

•	Year 2 options vest December 31, 2008

•	Year 3 options vest December 31, 2009

•	Future vesting for all options is contingent on SCF continuing to act as an Officer of VRDE

5.	After the Initial Term, either party may terminate the relationship by providing to the other six months notice. In the case of termination initiated by VRDE, for any reason except for cause, VRDE shall have the option of allowing RI & SCF to continue in their usual functions during the period of notice, or provide to RI a compensation payment equal to six months.
6.	In the event RI and SCF have initiated the termination of this agreement during or after the Initial Term, RI & SCF shall agree not to directly compete in VRDE’s businesses as of the date of such termination for a period of one year. In the event VRDE has initiated such termination following the Intial Term, RI & SCF shall not be subject to any non-competition restrictions.
7.	These terms may be encapsulated in further agreements, but in any event, this Agreement will be binding on and enforceable by, the parties.
THE PARTIES HEREBY AGREE TO the terms herein. VRDE warrants that this agreement has been reviewed and been approved by VRDE’s Board of Directors.
SIGNED AT THE CITY OF TORONTO, THIS 8th DAY OF MAY, 2007.

VERIDIEN CORPORATION	RESERVE INVESTMENTS CORPORATION

Per: /s/ Russell Van Zandt	Per: /s/ Sheldon C. Fenton

Per: /s/ Rene A. Gareau	/s/ Sheldon C. Fenton
Sheldon C. Fenton